EXHIBIT 4.3

FIRST SUPPLEMENTAL INDENTURE, dated as of June 8, 2017 (the “Supplemental Indenture”), to the Indenture (as defined below), among Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Issuer”), and U.S. Bank National Association, as Trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has issued $250,000,000 aggregate principal amount of 6.75% Senior Notes due 2022 (the “Notes”) pursuant to the Indenture, dated as of March 15, 2017 (the “Indenture”), between the Issuer and the Trustee;
WHEREAS, the Issuer has determined to enter into this Supplemental Indenture to conform certain provisions of the Indenture to the information included in the “Description of the Notes” section of the Offering Memorandum, as a result of scrivener’s errors; and
WHEREAS, pursuant to Section 9.01(11) of the Indenture, the Issuer and the Trustee may enter into this Supplemental Indenture without the consent of any Holder of the Notes to conform the text of the Indenture to the “Description of the Notes” section of the Offering Memorandum.
NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:
SECTION 1. Definitions. Unless otherwise provided herein, the capitalized terms used and not defined herein have the meanings ascribed to such terms in the Indenture.
SECTION 2. Amendment to Section 1.01. Section 1.01 of the Indenture is hereby amended by replacing clause (20) of the definition of “Permitted Liens” with the following:
“(20) other Liens securing obligations the principal amount of which does not exceed $50,000,000 at any one time outstanding;”.
SECTION 3. Amendments to Section 4.07. Section 4.07 of the Indenture is hereby amended as follows:
(a) Section 4.07(b)(6) of the Indenture is hereby replaced with the following:
“(6) Investments in Unrestricted Subsidiaries made after the Issue Date having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 4.07(b)(6) that are at the time outstanding, not to exceed $50,000,000 at the time of such investment; provided that the dollar amount of Investments made pursuant to this Section 4.07(b)(6) may be reduced by the Fair Market Value of the proceeds received by the Issuer and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);”.
(b) Section 4.07(b)(19) of the Indenture is hereby replaced with the following:
“(19) the declaration and payment or distribution by the Issuer of any annual or quarterly dividend on its common shares if, at the time of declaration of and after giving pro forma effect to such payment or distribution, the Debt to Total Capitalization Ratio would be less than or equal to 0.60 to 1.00;”.
SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
SECTION 5. Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
SECTION 6. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture shall give to any Person, other than the parties hereto, any Paying Agent, any Transfer Agent, any Registrar and its successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
SECTION 7. Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee or any Agent in this Supplemental Indenture shall bind its successors.

SECTION 8. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 9. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
[Signatures on following page]

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, as Issuer
By:        /s/ Scott Christopher
Name:    Scott Christopher
Title:    Chief Financial Officer and
Chief Accounting Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:        /s/ Richard Prokosch
Name:    Richard Prokosch
Title:    Vice President